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                                                Files Pursuant To Rule 424(b)(3)
                                                      Registration No. 333-06223

 [Supplement to Ensec International, Inc. Prospectus dated September 25, 1996]

  In this section "Description of Securities--Redeemable Warrants", the third full paragraph is replaced with the following:

     Unless previously called for repurchase, the Redeemable Warrants may be exercised commencing September 25, 1997 until the close of business on September 25, 2001 (five years from the date of this Prospectus) (the "Expiration Date"). On or after the Expiration Date, the Redeemable Warrants automatically become wholly void and of no value. The Company may at any time extend the Expiration Date of all outstanding Redeemable Warrants, for such increased periods of time as it may determine. The Redeemable Warrants may be exercised at the office of the Warrant Agent.

        THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 7, 1996
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  In the section "Description of Securities--Redeemable Warrants" on page 44 of the Prospectus of Ensec International, Inc., dated September 25, 1996, the third full paragraph is replaced with the following:

      Unless previously called for repurchase, the Redeemable Warrants may be exercised commencing September 25, 1997 until the close of business on September 25, 2001 (five years from the date of this Prospectus) (the "Expiration Date"). On or after the Expiration Date, the Redeemable Warrants automatically become wholly void and of no value. The Company may at any time extend the Expiration Date of all outstanding Redeemable Warrants, for such increased periods of time as it may determine. The Redeemable Warrants may be exercised at the office of the Warrant Agent.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 7, 1996